Exhibit 99.1

Ameris Bancorp Completes Acquisition Of Hamilton State Bancshares, Inc. And Announces Date Of Second Quarter 2018 Earnings Release Date And Conference Call

MOULTRIE, Ga., July 2, 2018 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (the "Company") announced today that it completed the acquisition of Hamilton State Bancshares, Inc. ("Hamilton") as of June 29, 2018. Immediately following the acquisition, Hamilton's banking subsidiary, Hamilton State Bank, was merged with and into the Company's banking subsidiary, Ameris Bank, with Ameris Bank the surviving bank in the merger. Hamilton State Bank previously operated 28 banking locations, with 24 located within the Atlanta MSA, two located in the Gainesville, Georgia MSA and the remaining two locations near the Atlanta MSA.

Under the terms of the merger agreement between Hamilton and the Company, Hamilton's shareholders are entitled to receive for each share of Hamilton voting and non-voting common stock outstanding $0.93 in cash and 0.16 shares of the common stock of the Company. Cash will be paid in lieu of fractional shares of the Company's common stock.

The Company also announced that it intends to release its second quarter 2018 financial results in a press release before the market opens on Friday, July 27, 2018. Edwin W. Hortman, Jr., Executive Chairman, Dennis J. Zember Jr., President and Chief Executive Officer, and Nicole S. Stokes, Executive Vice President and Chief Financial Officer, will host a teleconference at 10:00 a.m. Eastern time on that same day to discuss the Company's results and answer appropriate questions.

The conference call can be accessed by dialing 1-877-504-1190 (or 1-855-669-9657 for participants in Canada and 1-412-902-6630 for other international participants). The conference ID name is Ameris Bancorp ABCB. A replay of the call will be available beginning one hour after the end of the conference call until August 10, 2018. To listen to the replay, dial 1-877-344-7529 (or 1-855-669-9658 for participants in Canada and 1-412-317-0088 for other international participants). The conference replay access code is 10121680. The conference call replay and the financial information discussed will also be available on the Investor Relations page of the Ameris Bank website at www.amerisbank.com.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 126 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter, including the 28 locations acquired in the Hamilton acquisition.

CONTACT: Nicole S. Stokes, Executive Vice President and CFO, (229) 890-1111